                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                            For further information contact:

                            John Schoen                Jack Seller
                            COO/CFO                    Director, Marketing & PR
                            PCTEL, Inc.                PCTEL, Inc.
                            (773) 243-3000             (773) 243-3016
                                                       jack_seller@pctel.com



               PCTEL POSTS $11.5 MILLION IN SECOND QUARTER REVENUE
             WIRELESS REVENUE UP 349% OVER SECOND QUARTER LAST YEAR


CHICAGO, IL - AUGUST 3, 2004 - PCTEL, Inc. (NASDAQ: PCTI), a global leader in simplifying mobility, today announced financial results for the second quarter ended June 30, 2004. This was the fourth full quarter of operating results following the company's sale of its legacy HSP modem product line to Conexant (NASDAQ: CNXT) in May 2003 as part of PCTEL's well-established wireless transition plan.

Total revenue was $11.5 million for the second quarter of 2004, including $10.1 million of wireless product revenue and $1.4 million of licensing revenue. This compares to $10.2 million of revenue in the second quarter 2003, which included $2.3 million of wireless revenue, $0.9 million of licensing revenue, and $7.0 million of HSP modem revenue. The increase in wireless revenue was primarily due to the acquisition of MAXRAD in the first quarter 2004, wireless carrier contract wins to date for the Company's Mobility Solutions software products, and increased demand for its wireless test products through the RF Solutions Group.

Net loss for the second quarter of 2004 was $(0.7) million, or $(0.03) per diluted share, compared to net income of $1.1 million, or $0.05 per diluted share reported in the second quarter of 2003. The second quarter last year included a net gain on the HSP modem sale of $1.8 million, which was comprised of a $4.3 million gain offset by $2.5 million of related restructuring cost.

"We continue to deliver what we promised to the industry and our stockholders: products that simplify mobility and predictable financial performance," said Marty Singer, PCTEL's Chairman and CEO. "In the second quarter, we launched new connectivity tools with T-Mobile and GoRemote; penetrated new markets with our CLARIFY(TM) Interference Management System and our UMTS scanners; and expanded our portfolio of WiFi and broadband antennas. PCTEL continues to build upon the three new business platforms that we acquired over the past two years. Going forward, we expect to begin to realize the benefits from our efforts in integrating our sales and marketing across our three product groups," added Singer.

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Cash and short-term investments on June 30, 2004 were $103.6 million, a decrease of $3.8 million from the first quarter of 2004. The decrease is primarily attributed to increases in working capital and the stock buyback program. As of June 30, 2004, the company has repurchased 1.71 million out of the 2.5 million shares authorized by the Board of Directors under its share buyback program. The company repurchased 170,300 of its shares during the quarter just ended.

CONFERENCE CALL / WEBCAST
The company will hold a conference call at 4:00 PM CDT (5:00 PM EDT) today with Marty Singer, chairman and chief executive officer, and John Schoen, chief operating officer and chief financial officer. The session will include brief remarks, and can be accessed by calling (800) 545-9583 (U.S. / Canada) or (973) 317-5317 (international).

To listen via the Internet, please visit, www.pctel.com, or http://www.shareholder.com/pctel/MediaList.cfm

REPLAY: A replay will be available for two weeks after the call on PCTEL's web site at www.pctel.com or by calling (800) 428-6051 (U.S. / Canada) or (973) 709-2089 (international) access code: 361989.

ABOUT PCTEL
PCTEL (NASDAQ: PCTI), founded in March 1994, is a global leader in simplifying mobility. PCTEL's Mobility Solutions' software tools simplify installation, roaming, Internet access and billing. PCTEL's RF Solutions' portfolio of OEM receivers and receiver-based products, measure and monitor cellular networks. PCTEL's MAXRAD Product Group designs, distributes, and supports innovative antenna solutions that facilitate and simplify wireless communications. PCTEL protects its leadership position with a portfolio of more than 130 analog and broadband communications and wireless patents, issued or pending, including key and essential patents for modem technology. The company's products are sold or licensed to PC manufacturers, PC card and board manufacturers, wireless carriers, wireless ISPs, distributors, wireless test and measurement companies, and system integrators. PCTEL headquarters are located at 8725 West Higgins Road, Suite 400, Chicago, IL 60631. Telephone: 773-243-3000. For more information, please visit our web site at: http://www.pctel.com.

PCTEL SAFE HARBOR STATEMENT
This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Specifically, the statements regarding PCTEL's expectations regarding its future business prospects and the future growth of its wireless and licensing businesses are forward looking statements within the meaning of the safe harbor. These statements are based on management's current expectations and actual results may differ materially from those projected as a result of certain risks and uncertainties, including the ability to successfully grow the wireless products business, the ability to

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implement new technologies and obtain protection for the related intellectual property, and the risks inherent in potential acquisitions. These and other risks and uncertainties are detailed in PCTEL's Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and PCTEL disclaims any obligation to update or revise the information contained in any forward-looking statement, whether as a result of new information, future events or otherwise.


                                      # # #

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                                   PCTEL, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE INFORMATION)


                                                                      Three Months Ended                Six Months Ended
                                                                           June 30,                          June 30,
                                                                  -------------------------         -------------------------
                                                                      2004             2003             2004             2003
                                                                  --------         --------         --------         --------

REVENUES                                                          $ 11,498         $ 10,176         $ 22,188         $ 23,258
COST OF REVENUES                                                     4,233            4,210            8,002           12,117
INVENTORY RECOVERY                                                       -             (452)               -           (1,800)
                                                                  --------         --------         --------         --------
GROSS PROFIT                                                         7,265            6,418           14,186           12,941
                                                                  --------         --------         --------         --------
OPERATING EXPENSES:
      Research and development                                       2,127            2,183            4,158            4,301
      Sales and marketing                                            2,536            1,892            5,470            4,154
      General and administrative                                     3,223            2,800            6,398            4,651
      Amortization of other intangible assets                          711              339            1,422              438
      Acquired in-process research and development                       -                -                -            1,100
      Restructuring charges                                             (8)           2,496              (59)           2,651
      Gain on sale of assets and related royalties                    (500)          (4,332)          (1,000)          (4,332)
      Amortization of deferred compensation                            345              241              655              540
                                                                  --------         --------         --------         --------
           Total operating expenses                                  8,434            5,619           17,044           13,503
                                                                  --------         --------         --------         --------
INCOME (LOSS) FROM OPERATIONS                                       (1,169)             799           (2,858)            (562)
OTHER INCOME, NET                                                      271              334              510              829
                                                                  --------         --------         --------         --------
INCOME (LOSS) BEFORE PROVISION (BENEFIT) FOR INCOME TAXES             (898)           1,133           (2,348)             267
PROVISION (BENEFIT) FOR INCOME TAXES                                  (190)              29           (1,172)              93
                                                                  --------         --------         --------         --------
NET INCOME (LOSS)                                                 $   (708)        $  1,104         $ (1,176)        $    174
                                                                  ========         ========         ========         ========

Basic earnings (loss) per share                                   $  (0.03)        $   0.06         $  (0.06)        $   0.01
Shares used in computing basic earnings (loss) per share            20,259           19,469           20,074           19,733

Diluted earnings (loss) per share                                 $  (0.03)        $   0.05         $  (0.06)        $   0.01
Shares used in computing diluted earnings (loss) per share          20,259           20,807           20,074           20,635


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                                   PCTEL, INC.

                      CONSOLIDATED CONDENSED BALANCE SHEETS
                            (UNAUDITED, IN THOUSANDS)

                                                           June 30,        December 31,
                                                             2004              2003
                                                          ---------        ------------
                             ASSETS
CURRENT ASSETS:
       Cash and cash equivalents                          $ 101,451         $ 106,007
       Restricted cash                                          278               278
       Short-term investments                                 1,861            19,177
       Accounts receivable, net                               7,403             3,630
       Inventories, net                                       3,367             1,267
       Prepaid expenses and other assets                      3,491             1,929
                                                          ---------         ---------
              Total current assets                          117,851           132,288
PROPERTY AND EQUIPMENT, net                                   4,528             1,197
GOODWILL                                                     11,662             5,561
OTHER INTANGIBLE ASSETS, net                                  9,618             4,140
OTHER ASSETS                                                     70                55
                                                          ---------         ---------
TOTAL ASSETS                                              $ 143,729         $ 143,241
                                                          =========         =========

              LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
       Accounts payable                                   $   1,613         $     333
       Accrued royalties                                      3,213             3,208
       Income taxes payable                                   5,456             7,359
       Deferred revenue                                       1,832             2,960
       Accrued liabilities                                    5,333             5,739
                                                          ---------         ---------
              Total current liabilities                      17,447            19,599
LONG-TERM LIABILITIES                                           366               736
                                                          ---------         ---------
              Total liabilities                              17,813            20,335
                                                          ---------         ---------

STOCKHOLDERS' EQUITY:
       Common stock                                              21                20
       Additional paid-in capital                           161,842           155,548
       Deferred compensation                                 (4,629)           (2,552)
       Accumulated deficit                                  (31,377)          (30,201)
       Accumulated other comprehensive income                    59                91
                                                          ---------         ---------
              Total stockholders' equity                    125,916           122,906
                                                          ---------         ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $ 143,729         $ 143,241
                                                          =========         =========